Exhibit 99.1

September 21, 2012

Contact:	Stephen P. Theobald
Executive Vice President and Chief Financial Officer
(757) 217-1000

BANK OF HAMPTON ROADS COMPLETES SALE OF PRESTON CORNERS AND CHAPEL HILL, NC BRANCH DEPOSITS TO BANK OF NORTH CAROLINA

Norfolk, Virginia, September 21, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that it has completed the sale of deposits associated with the Gateway Bank & Trust Company branches located at 4725 SW Cary Parkway in Cary, NC (“Preston Corners”) and 504 Meadowmont Village Circle in Chapel Hill, NC to Bank of North Carolina, a subsidiary of BNC Bancorp (Nasdaq:BNCN), pursuant to an agreement announced on April 30, 2012.  BHR will continue to service the Raleigh, NC area through its branch located at 2235 Gateway Access Point, Raleigh, NC.

Under the terms of the agreement, Bank of North Carolina also acquired the land, building and personal property associated with the Preston Corners branch, assumed BHR’s lease for the Chapel Hill branch and acquired its associated personal property, and acquired certain unimproved land in Chapel Hill, NC.  Bank of North Carolina is continuing to operate the Preston Corners and Chapel Hill branches. Further terms of the transaction were not disclosed.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

###